Exhibit 99.1

For Immediate Release

Media Relations Contact David Tovar 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498 Pre-recorded conference call 800-778-6902 (U.S. and Canada) 585-219-6420 (other countries)

Walmart announces FY12 second quarter

EPS from continuing operations of $1.09

•	Walmart reported second quarter diluted earnings per share (EPS) from continuing operations of $1.09, up 12.4 percent over the $0.97 per share from continuing operations last year.

•	The company issued its third quarter EPS guidance range of $0.95 to $1.00 and raised its full year EPS guidance range to $4.41 to $4.51.

•	Net sales for the second quarter were $108.6 billion, an increase of 5.5 percent from last year, with contributions from all segments.

•

Total U.S. comps, without fuel, for the 13-week period ending July 29 were flat. Sam’s Club comparable sales, without fuel, increased 5.0 percent for the same period, at the top of guidance. Walmart U.S. comparable store sales were -0.9 percent, within guidance for the period.

•	Walmart International increased net sales 16.2 percent to $30.1 billion for the quarter. This included a currency exchange translation benefit of $2.3 billion.

•	The company completed its acquisitions of the Netto stores in the U.K. and the majority ownership position in Massmart Holdings Ltd. in sub-Saharan Africa.

•	During the second quarter, the company returned $2.7 billion to shareholders through dividends and share repurchases.

BENTONVILLE, Ark., Aug. 16, 2011 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the second quarter ended July 31, 2011. Net sales for the second quarter of fiscal year 2012 were $108.6 billion, an increase of 5.5 percent from $103.0 billion in last year’s second quarter. Net sales for the quarter included a currency exchange rate benefit of $2.3 billion.

Income from continuing operations attributable to Walmart for the quarter was $3.8 billion, up 5.7 percent from last year. Diluted earnings per share from continuing operations attributable to Walmart (EPS) for the second quarter of fiscal year 2012 were $1.09. In comparison, last year’s EPS was $0.97.

Income from continuing operations included certain pre-tax items in the second quarter, which are described below.

•	Approximately $49 million from a mark-to-market loss on certain foreign currency derivative positions related to the Massmart acquisition.

•	Approximately $36 million from acquisition related costs for Netto and Massmart.

•	Approximately $30 million in expenses related to storm damage from tornados and floods in U.S. operations.

These items totaled approximately $115 million and are included within operating expenses.

•	Approximately $17 million impact to gross margin for a noncash inventory accounting re-valuation charge at Walmart Mexico as the new SAP system was implemented in the second quarter.

In summary, the combination of the expense and gross margin items totaled $132 million and accounted for approximately a $0.03 impact to the company’s EPS for the quarter. In addition, the company benefited from an effective tax rate for the second quarter of 32.2 percent, compared to 34.3 percent last year.

EPS rises 12.4 percent over last year

“We are reporting today $1.09 in earnings per share from continuing operations, a 12.4 percent increase over last year’s second quarter,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “Our EPS is near the top of our guidance.

“I’m encouraged by the sales improvement in our Walmart U.S. stores. Comp sales have increased sequentially month to month within the quarter. In fact, this was the best quarterly performance since the third quarter of fiscal 2010,” Duke continued. “We’re committed to deliver positive comp sales by widening the gap on price, and we have a specific plan to deliver EDLP to every customer.

“Walmart International reported second quarter net sales growth of more than 16 percent over last year to $30 billion,” Duke said. “I’m pleased that we’ve made so much progress on integrating the acquisitions of the Netto stores in the U.K. and Massmart in sub-Saharan Africa. We look forward to the many opportunities we have in Africa to create jobs and help customers save money and live better.”

Duke also recognized the hard work of the Sam’s Club team for strong comparable sales performance and expense management.

“This is the sixth straight quarter of comp improvement for Sam’s, a testament to the team’s execution to drive quality, value and savings for members,” he said. “I’m also pleased with the momentum in membership renewals and upgrades.”

Committed to full year expense leverage

The company grew sales and operating expenses at the same rate, 5.5 percent.

“We remain committed to driving the productivity loop throughout the organization and we are committed to leverage operating expenses for the full year,” said Charles Holley, Wal-Mart Stores, Inc. executive vice president and chief financial officer. “Without the items affecting operating expenses, the company leveraged expenses for the second quarter.

“We continue to deliver strong returns to our shareholders,” said Holley. “We returned $2.7 billion to our shareholders during the second quarter through dividends and share repurchases, bringing our total return to shareholders during the first half of this year to $6.1 billion.”

During the second quarter, the company repurchased $1.4 billion of shares, representing approximately 26.1 million shares. In addition, the company paid $1.3 billion in dividends.

At the end of the second quarter, Walmart had positive free cash flow of $4.0 billion1, compared to $4.5 billion1 in the prior year. Return on investment (ROI) for the trailing 12 months ended July 31, 2011 was 18.4 percent1, compared to 19.0 percent1 for the prior year. ROI was negatively impacted by the acquisitions and currency exchange translations.

Company raises full year EPS guidance

“Based on our views of the economic and sales environment in the United States and around the world, we expect third quarter fiscal 2012 diluted earnings per share from continuing operations attributable to Walmart to range between $0.95 and $1.00. Last year, we reported EPS of $0.95 for the third quarter, which included a tax benefit of approximately $0.05 per share,” Holley said.

“We are narrowing and increasing the company’s full year EPS guidance to a range of $4.41 to $4.51. This compares to last year’s full year EPS of $4.18, which included approximately $0.11 per share for certain items,” said Holley. “Our guidance estimates assume that currency exchange rates remain at current levels. This reflects our confidence in the business for the back half of the year.”

Operating Segment Details and Analysis

Net sales results

Net sales, including fuel, were as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2011	2010	Percent Change	2011	2010	Percent Change
Net Sales:
Walmart U.S.	$64.893	$64.654	0.4%	$127.562	$126.978	0.5%
Walmart International	30.099	25.901	16.2%	58.004	50.931	13.9%
Sam’s Club	13.646	12.461	9.5%	26.487	24.204	9.4%

Total Company	$108.638	$103.016	5.5%	$212.053	$202.113	4.9%

In addition to the details in the chart above, the company noted that consolidated net sales on a constant currency basis increased by 3.2 percent to $106.3 billion for the quarter.

Walmart International’s net sales included a $2.3 billion currency exchange rate benefit for the quarter ended July 31, 2011. On a constant currency basis, Walmart International net sales were up 7.1 percent for the second quarter. Mexico, the U.K., Canada, Brazil and China had the largest sales increases during the quarter.

Net sales for Sam’s Club, excluding fuel, grew to $12.0 billion, an increase of 4.9 percent from last year’s second quarter results.

[1]	See additional information at the end of this release regarding non-GAAP financial measures.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2011	2010	Percent Change	2011	2010	Percent Change
Segment Operating Income:
Walmart U.S.	$4.985	$4.881	2.1%	$9.635	$9.496	1.5%
Walmart International	1.415	1.299	8.9%	2.511	2.382	5.4%
Sam’s Club	0.492	0.428	15.0%	0.951	0.857	11.0%

Walmart U.S. operating income grew faster than sales and above last year’s second quarter.

Walmart International reported operating income which included a currency exchange rate benefit of $110 million for the second quarter. On a constant currency basis, operating income grew 0.5 percent for the second quarter, but included a number of items as previously noted.

Sam’s Club operating income for the second quarter increased 15.0 percent. Excluding fuel, operating income for the second quarter was up 13.3 percent, compared to last year’s second quarter.

Consolidated operating income for the second quarter, which includes unallocated corporate overhead, was $6.4 billion, up 3.1 percent, compared to the prior year. On a constant currency basis, consolidated operating income rose 1.3 percent to $6.3 billion.

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week and 26-week retail calendar periods ended July 29, 2011 and July 30, 2010, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	07/29/11	07/30/10	07/29/11	07/30/10	07/29/11	07/30/10
Walmart U.S.	-0.9%	-1.8%	-0.9%	-1.8%	0.0%	0.0%
Sam’s Club	5.0%	1.0%	9.6%	2.6%	4.6%	1.6%

Total U.S.	0.0%	-1.4%	0.8%	-1.1%	0.8%	0.3%

	Without Fuel		With Fuel		Fuel Impact
	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	07/29/11	07/30/10	07/29/11	07/30/10	07/29/11	07/30/10
Walmart U.S.	-1.0%	-1.6%	-1.0%	-1.6%	0.0%	0.0%
Sam’s Club	4.6%	0.8%	9.1%	3.3%	4.5%	2.5%

Total U.S.	-0.2%	-1.2%	0.6%	-0.8%	0.8%	0.4%

During the 13-week period, average ticket was up and traffic was down versus last year, for Walmart U.S. Both traffic and average ticket, on a year-over-year basis, improved sequentially each month in the period.

For the 4-5-4 period from July 30 through October 28, 2011, Walmart U.S. expects comparable store sales to range from negative one percent to positive one percent. The Walmart U.S. 13-week comp for the third quarter of fiscal 2011 declined 1.3 percent.

“I’m encouraged by the sales momentum we have from the second quarter. Our grocery and health and wellness business, representing two-thirds of our sales continued to deliver positive comps. Our hardlines and apparel businesses are improving,” said Bill Simon, Walmart U.S. president and chief executive officer. “We remain concerned about the economic pressure on our customers and the uncertain impact it can have on their shopping behavior. With this volatility, it is as important as ever to deliver on Walmart’s one-stop shopping promise for broad assortment and every day low prices.”

For Sam’s Club, comparable traffic and ticket, excluding fuel, were both higher than this period last year and increased for both Business and Advantage members for the 13-week period. Sam’s delivered comp increases in nearly all categories across the club.

Sam’s Club expects comp sales, without fuel, for the current 13-week period to increase between 3.0 percent and 5.0 percent. Last year, Sam’s Club comp, without fuel, for the third quarter comparable 13-week period rose 2.4 percent.

“We had an outstanding second quarter, and our sales momentum remains strong. New member signups have been growing,” said Brian Cornell, Sam’s Club president and chief executive officer. “It was in the third quarter last year that our comp performance began to accelerate, so our comparisons for the back half of this year are more challenging, but we are confident in continuing our momentum.”

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period on Nov. 15, when the company reports third quarter results.

Notes

Constant currency results are calculated by translating current year results using prior year exchange rates.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 9,667 retail units under 69 different banners in 28 countries. With fiscal year 2011 sales of $419 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://www.walmartstores.com.

Forward Looking Statements

This release contains statements as to Walmart management’s forecasts of the company’s earnings per share for the fiscal quarter to end Oct. 31, 2011 and for the fiscal year to end Jan. 31, 2012 (and statements of assumptions underlying such forecasts), and management’s expectations regarding the comparable store sales of the Walmart U.S. segment and comparable club sales, excluding fuel, of the Sam’s Club segment of the company for the 13-week period from July 30, 2011 through Oct. 28, 2011, and management’s goal of leveraging operating expenses for the full fiscal year 2012, that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “assume,” “based on,” “expect,” “expects,” “guidance,” and “to leverage” in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, commodity prices, consumer spending patterns and debt levels, consumer acceptance of new formats, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, availability of acceptable sites for the development of new units, regulatory and other legal restrictions that may affect development of new units, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, public health emergencies, civil disturbances, regulatory matters and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K and quarterly report on Form 10-Q, together with all of the company’s other filings, including its current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended July 31,			Six Months Ended July 31,
(Amounts in millions except per share data)	2011	2010	Percent Change	2011	2010	Percent Change
Revenues:
Net sales	$108,638	$103,016	5.5%	$212,053	$202,113	4.9%
Membership and other income	728	710	2.5%	1,502	1,424	5.5%

Total Revenue	109,366	103,726	5.4%	213,555	203,537	4.9%

Cost of sales	81,770	77,438	5.6%	159,947	152,056	5.2%
Operating, selling, general and administrative expenses	21,213	20,098	5.5%	41,329	39,554	4.5%

Operating income	6,383	6,190	3.1%	12,279	11,927	3.0%

Interest:
Debt	525	477	10.1%	1,016	932	9.0%
Capital leases	75	65	15.4%	146	132	10.6%
Interest income	(22)	(57)	-61.4%	(66)	(108)	-38.9%

Interest, net	578	485	19.2%	1,096	956	14.6%

Income from continuing operations before income taxes	5,805	5,705	1.8%	11,183	10,971	1.9%

Provision for income taxes	1,868	1,958	-4.6%	3,668	3,780	-3.0%

Income from continuing operations	3,937	3,747	5.1%	7,515	7,191	4.5%
Loss from discontinued operations, net of tax	—	—	0.0%	(28)	—	-100.0%

Consolidated net income	3,937	3,747	5.1%	7,487	7,191	4.1%
Less consolidated net income attributable to noncontrolling interest	(136)	(151)	-9.9%	(287)	(294)	-2.4%

Consolidated net income attributable to Walmart	$3,801	$3,596	5.7%	$7,200	$6,897	4.4%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,937	$3,747	5.1%	$7,515	$7,191	4.5%
Less consolidated net income attributable to noncontrolling interest	(136)	(151)	-9.9%	(287)	(294)	-2.4%

Income from continuing operations attributable to Walmart	$3,801	$3,596	5.7%	$7,228	$6,897	4.8%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.09	$0.97	12.4%	$2.07	$1.85	11.9%
Basic income per common share from discontinued operations attributable to Walmart	—	—	—	—	—	—

Basic net income per common share attributable to Walmart	$1.09	$0.97	12.4%	$2.07	$1.85	11.9%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.09	$0.97	12.4%	$2.06	$1.84	12.0%
Diluted income per common share from discontinued operations attributable to Walmart	—	—	—	—	—	—

Diluted net income per common share attributable to Walmart	$1.09	$0.97	12.4%	$2.06	$1.84	12.0%

Weighted-average number of common shares:
Basic	3,472	3,696		3,486	3,730
Diluted	3,485	3,707		3,501	3,744

Dividends declared per common share	$—	$—		$1.46	$1.21

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	July 31,		January 31,
(Amounts in millions)	2011	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$8,102	$10,195	$7,395
Receivables, net	5,265	4,531	5,089
Inventories	38,651	34,793	36,318
Prepaid expenses and other	3,308	3,395	2,960
Current assets of discontinued operations	88	131	131

Total current assets	55,414	53,045	51,893

Property and equipment:
Property and equipment	153,985	142,123	148,584
Less accumulated depreciation	(45,256)	(41,012)	(43,486)

Property and equipment, net	108,729	101,111	105,098

Property under capital leases:
Property under capital leases	6,102	5,720	5,905
Less accumulated amortization	(3,241)	(3,017)	(3,125)

Property under capital leases, net	2,861	2,703	2,780

Goodwill	21,532	15,993	16,763
Other assets and deferred charges	5,120	4,092	4,129

Total assets	$193,656	$176,944	$180,663

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$6,435	$4,639	$1,031
Accounts payable	34,701	33,953	33,557
Dividends payable	2,556	2,292	—
Accrued liabilities	17,815	17,547	18,701
Accrued income taxes	898	1,257	157
Long-term debt due within one year	1,787	5,546	4,655
Obligations under capital leases due within one year	404	346	336
Current liabilities of discontinued operations	28	75	47

Total current liabilities	64,624	65,655	58,484

Long-term debt	45,238	35,629	40,692
Long-term obligations under capital leases	3,214	3,073	3,150
Deferred income taxes and other	7,304	5,368	6,682
Redeemable noncontrolling interest	428	323	408

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	3,876	3,999	3,929
Retained earnings	62,779	61,746	63,967
Accumulated other comprehensive income (loss)	1,286	(1,099)	646

Total Walmart shareholders’ equity	67,941	64,646	68,542
Noncontrolling interest	4,907	2,250	2,705

Total equity	72,848	66,896	71,247

Total liabilities and equity	$193,656	$176,944	$180,663

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Six Months Ended July 31,
(Amounts in millions)	2011	2010
Cash flows from operating activities:
Consolidated net income	$7,487	$7,191
Loss from discontinued operations, net of tax	28	—

Income from continuing operations	7,515	7,191
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	4,027	3,748
Other	276	(162)
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	319	(424)
Inventories	(909)	(2,086)
Accounts payable	(550)	3,090
Accrued liabilities	(970)	(1,338)

Net cash provided by operating activities	9,708	10,019

Cash flows from investing activities:
Payments for property and equipment	(5,671)	(5,554)
Proceeds from disposal of property and equipment	112	126
Investments and business acquisitions, net of cash acquired	(3,501)	(108)
Other investing activities	168	(45)

Net cash used in investing activities	(8,892)	(5,581)

Cash flows from financing activities:
Change in short-term borrowings, net	5,336	4,120
Proceeds from issuance of long-term debt	4,949	6,433
Payment of long-term debt	(3,895)	(2,639)
Dividends paid	(2,541)	(2,260)
Purchase of Company stock	(3,540)	(7,112)
Other financing activities	(515)	(587)

Net cash used in financing activities	(206)	(2,045)

Effect of exchange rates on cash and cash equivalents	97	(105)

Net increase in cash and cash equivalents	707	2,288
Cash and cash equivalents at beginning of year	7,395	7,907

Cash and cash equivalents at end of period	$8,102	$10,195

Wal-Mart Stores, Inc.

Reconciliations of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $4.0 billion and $4.5 billion for the six-month periods ended July 31, 2011 and 2010, respectively.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the six-month periods ended July 31, 2011 and 2010, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

	For the Six Months Ended July 31,
(Amounts in millions)	2011	2010
Net cash provided by operating activities	$9,708	$10,019
Payments for property and equipment	(5,671)	(5,554)

Free cash flow	$4,037	$4,465

Net cash used in investing activities	$(8,892)	$(5,581)

Net cash used in financing activities	$(206)	$(2,045)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.4 percent and 19.0 percent for the trailing 12 months ended July 31, 2011 and 2010, respectively.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year or trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing twelve months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by Walmart’s management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI along with reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

Wal-Mart Stores, Inc.

Return on Investment and Return on Assets

	For the Trailing Twelve Months Ended, July 31,
(Dollar amounts in millions)	2011	2010

CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income	$25,894	$24,827
+ Interest income	159	196
+ Depreciation and amortization	7,920	7,448
+ Rent	2,110	1,875

= Adjusted operating income	$36,083	$34,346

Denominator
Average total assets of continuing operations[1]	$185,191	$172,638
+ Average accumulated depreciation and amortization[1]	46,263	41,248
- Average accounts payable[1]	34,327	31,375
- Average accrued liabilities[1]	17,681	17,127
+ Rent * 8	16,880	15,000

= Average invested capital	$196,326	$180,384

Return on investment (ROI)	18.4%	19.0%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations	$16,283	$15,447

Denominator
Average total assets of continuing operations[1]	$185,191	$172,638

Return on assets (ROA)	8.8%	8.9%

	As of July 31,
	2011	2010	2009
Certain Balance Sheet Data

Total assets of continuing operations[2]	$193,568	$176,813	$168,462
Accumulated depreciation and amortization	48,497	44,029	38,466
Accounts payable	34,701	33,953	28,797
Accrued liabilities	17,815	17,547	16,706

1	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

2	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of July 31, 2011, 2010 and 2009 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $88 million, $131 million and $147 million, respectively.

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